Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182165

PROSPECTUS SUPPLEMENT
(Prospectus dated June 27, 2012)

Investors Real Estate Trust

Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan

The following information updates and supplements the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan prospectus dated June 27, 2012.

Change in Stock Exchange Listing .  Effective December 18, 2012, all references in the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan to "NASDAQ Global Select Market" shall be changed to "New York Stock Exchange" and all references to "NASDAQ" shall be changed to "NYSE". No other terms or provisions of the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan are changed hereby. This amendment to the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan is made in connection with the transfer of the listing of the Company's common shares of beneficial interest, no par value per share, and the Company's 8.25% Series A Cumulative Redeemable Preferred Shares, no par value per share, from the NASDAQ Global Select Market to the New York Stock Exchange, effective as of December 18, 2012.

See "Risk Factors" on page 1 of the prospectus for certain risks to consider before participating in the Investors Real Estate Trust Distribution Reinvestment and Share Purchase Plan or before purchasing common shares of beneficial interest of Investors Real Estate Trust.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2012.